                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                               NORAND CORPORATION

                                       by
                             WAI ACQUISITION CORP.
                           a wholly owned subsidiary
                                       of
                               WESTERN ATLAS INC.
                                       at
                              $33.50 NET PER SHARE

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
   YORK CITY TIME, ON FRIDAY, FEBRUARY 21, 1997, UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF NORAND CORPORATION (THE "COMPANY") UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT DESCRIBED HEREIN AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER DESCRIBED HEREIN, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES (AS HEREINAFTER DEFINED) AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS AND WARRANTS) BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as hereinafter defined) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

January 24, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----

       Introduction.............................................................................................           1

       1.  Terms of the Offer...................................................................................           2

       2.  Acceptance for Payment and Payment...................................................................           4

       3.  Procedures for Accepting the Offer and Tendering Shares..............................................           5

       4.  Withdrawal Rights....................................................................................           8

       5.  Certain Tax Consequences.............................................................................           9

       6.  Price Range of the Shares; Dividends.................................................................          10

       7.  Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
             Registration; Margin Regulations...................................................................          10

       8.  Certain Information Concerning the Company...........................................................          12

       9.  Certain Information Concerning Parent and the Purchaser..............................................          15

      10.  Background of the Offer; Contacts with the Company...................................................          17

      11.  Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; Plans for the
             Company; Other Agreements..........................................................................          17

      12.  Source and Amount of Funds...........................................................................          27

      13.  Dividends and Distributions..........................................................................          28

      14.  Certain Conditions of the Offer......................................................................          29

      15.  Certain Legal Matters; Required Regulatory Approvals.................................................          30

      16.  Certain Fees and Expenses............................................................................          33

      17.  Miscellaneous........................................................................................          33

      Schedule I--Directors and Executive Officers of Parent and the Purchaser...................................        S-1


To: All Holders of Shares of Common Stock of Norand Corporation

                                  INTRODUCTION

    WAI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Western Atlas Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Norand Corporation, a Delaware corporation (the "Company"), at a purchase price of $33.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of The Bank of New York, as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. SEE SECTION 16.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    The Offer is conditioned upon, among other things, at least a majority of the total number of outstanding Shares on a fully diluted basis (assuming exercise of all outstanding stock options and warrants) being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) (the "Minimum Condition"). The Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") and subject to the provision of the Merger Agreement), which it currently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, a smaller number of Shares. The Merger Agreement provides that the Purchaser may not waive the Minimum Condition without the prior consent of the Company if, as a result, the Purchaser would acquire less than a majority of the Shares actually outstanding. The Offer is also subject to certain other terms and conditions. SEE SECTIONS 1, 14, AND 15 BELOW.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 21, 1997 (the "Merger Agreement"), among the Company, the Purchaser and Parent pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, the Purchaser or any subsidiary of Parent or the Purchaser or in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled with no payment being made with respect thereto, and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $33.50 net to its holder in cash, or any higher price paid per Share in the Offer (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the holders of Shares pursuant to the Merger

Agreement is fair from a financial point of view to such stockholders. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders concurrently herewith, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by DLJ.

    The Company has informed Parent that neither the Offer nor the Merger will have any effect on the rights of class members under the previously announced settlement of the stockholder litigation captioned IN RE NORAND SECURITIES LITIGATION. Accordingly, any stockholder of the Company who is entitled to participate in such settlement will retain all such rights regardless of whether the Shares owned by such stockholder are acquired pursuant to the Offer or the Merger.

    The affirmative vote of holders of a majority of the outstanding Shares is required to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the Company's stockholders. SEE SECTION 11.

    The Company has advised the Purchaser that, to the knowledge of the Company, all of its executive officers, directors, affiliates or subsidiaries who are also stockholders intend either to tender their Shares in the Offer or to vote in favor of the Merger.

    The Company has informed the Purchaser that, as of January 17, 1997, there were 7,842,905 Shares issued and outstanding, 1,252,347 Shares reserved for issuance upon the exercise of outstanding stock options and 577,079 Shares reserved for issuance upon the exercise of outstanding warrants.

    THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF CERTAIN CONDITIONS DESCRIBED IN SECTION 14 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 21, 1997, UNLESS EXTENDED.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 21, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If at the Expiration Date, the conditions to the Offer described in Section 14 hereof shall not have been satisfied or earlier waived but, in the reasonable belief of Parent, may be satisfied prior to September 30, 1997, then, subject to the provisions of the Merger Agreement, the Purchaser will extend the Expiration Date for an additional period or periods of time by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. SEE SECTION 4.

    Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15; (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and (iii) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and, other than in the case of any such waiver, by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

    The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 14. Any such extension, delay, termination or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. With respect to a change in price or the percentage of securities sought, a minimum of ten business days is generally required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION.

    Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14 below. The Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Commission and with the Merger Agreement, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied, the Purchaser may, in the exercise of its good faith judgment, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered

Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer; or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that the Purchaser waives any condition set forth in Section 14, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

    In the Merger Agreement, the Purchaser has agreed that, upon the terms and subject to the conditions to the Offer, the Purchaser will accept for payment, all Shares validly tendered and not withdrawn prior to the expiration of the Offer as soon as it is permitted under the terms of the Offer. However, the Merger Agreement provides that if the number of Shares that have been validly tendered and not withdrawn prior to the Expiration Date represent less than 90% of the Shares on a fully diluted basis, the Purchaser may, in its sole discretion, extend the Offer for up to a maximum of 10 additional business days, notwithstanding the prior satisfaction of the conditions set forth in Section 14, so long as the Purchaser waives all conditions to the Offer other than the Minimum Condition and certain other conditions.

    In addition, the Purchaser has agreed that it will not, without the prior written consent of the Company, (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares. The Purchaser will not waive the Minimum Condition without the prior written consent of the Company if, as a result, the Purchaser would acquire less than a majority of the Shares actually outstanding.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended) and subject to the applicable rules of the Commission (including Rule 14e-1(c)), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. SEE SECTION 14. In addition, subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

    For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act and other laws and regulations see Section 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3; (ii) the appropriate Letter of

Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    The Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign at any time, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. SEE INSTRUCTION 1 OF THE LETTER OF TRANSMITTAL.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. SEE INSTRUCTIONS 1 AND 5 OF THE LETTER OF TRANSMITTAL.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers Automatic Quotation System ("NASDAQ") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to such stockholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser, and each of them, as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by the Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the

Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    The Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by the Purchaser. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after March 24, 1997 (or such later date as may apply in case the Offer is extended).

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of Parent, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information

Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For United States federal income tax purposes, each selling or exchanging stockholder would generally recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

    The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 (the "Form 10-K"), the Shares are traded in the over-the-counter market and quoted on the NASDAQ National Market System (the "NMS") under the symbol "NRND." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NMS, as reported in the Form 10-K with respect to periods occurring in fiscal 1995 and 1996, and as reported thereafter by published financial sources, with respect to periods occurring in fiscal 1997.

                               NORAND CORPORATION

                                                                              HIGH        LOW
                                                                            ---------  ---------
FISCAL 1995
First Quarter.............................................................  $   40.75  $   32.75
Second Quarter............................................................      41.00      33.00
Third Quarter.............................................................      42.75      27.00
Fourth Quarter............................................................      48.25      32.25

FISCAL 1996
First Quarter.............................................................      43.25      13.25
Second Quarter............................................................      19.00      11.13
Third Quarter.............................................................      21.00      15.50
Fourth Quarter............................................................      23.00      15.75

FISCAL 1997
First Quarter.............................................................      20.50      15.00
Second Quarter (through January 23, 1997).................................      33.25      16.00

To date, the Company has paid no cash dividends on the Shares.

    On January 21, 1997, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to published sources, the reported closing price on the NMS for the Shares was $19.38 per Share. On January 23, 1997, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on the NMS for the Shares was $32.88 per Share.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers (the "NASD") for continued inclusion in the NMS, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least

$1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's NASDAQ Stock Market (the "NASDAQ Stock Market") with quotations published in the NASDAQ "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for NASDAQ Stock Market reporting and the NASDAQ Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Form 10-K, as of November 8, 1996, there were approximately 8,000 holders of Shares and there were 7,664,621 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the NASDAQ National Market or in any other tier of the NASDAQ Stock Market and the Shares are no longer included in the NASDAQ National Market or in any other tier of the NASDAQ Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the NASDAQ Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting. The Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be the intention of the Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

    If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the quotation of the Shares on the NMS will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The following description of the Company and its business has been taken from the Form 10-K and is qualified in its entirety by reference to the Form 10-K:

        Norand Corporation, a Delaware corporation, was organized in 1988 as the successor to a business established in 1968. In February 1993 Norand completed an initial public offering of 4,025,000 shares of its common stock. Norand's principal executive office is located at 550 Second Street Southeast, Cedar Rapids, Iowa 52401. Norand's telephone number is (319)
    369-3100. . . .

        Norand designs, develops, manufactures, markets and services mobile computing systems and wireless data communication networks using radio frequency technology. These systems automate the collection, processing and communication of information related to product sales and distribution, inventory control and warehouse data management. Norand systems include hand-held computers and radio frequency terminals as well as a variety of other hardware devices; application-specific software; communication networks; systems integration and support services; and related peripheral items including portable printers and bar code scanning devices.

        Norand has continued to invest in a variety of enabling technologies (such as application software and network communications systems) that support its systems solution approach. Norand has spent over $120 million on product development and engineering expenses since October 1988 to transform the Company from a hardware product-oriented company to an integrated systems solutions provider.

    The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Company's Quarterly Report on Form 10-Q for the three-month period ended November 30, 1996. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below. As described in such reports, certain information set forth below is a restatement of information originally reported.

                               NORAND CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED
                                                   -------------------------     FISCAL YEAR ENDED AUGUST 31
                                                   NOVEMBER 30,  DECEMBER 2,  ----------------------------------
                                                       1996         1995         1996        1995        1994
                                                   ------------  -----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales revenue..........................   $   44,836    $  39,231   $  193,249  $  179,266  $  153,653
  Customer service revenue.......................       10,600       10,575       42,251      38,648      33,816
                                                   ------------  -----------  ----------  ----------  ----------
    Total revenues...............................       55,436       49,806      235,500     217,914     187,469
Cost of products and services....................       31,692       30,966      141,744     127,816      96,139
                                                   ------------  -----------  ----------  ----------  ----------
    Gross profit.................................       23,744       18,840       93,756      90,098      91,330
Operating Expenses:
  Product developement and engineering
    expenses.....................................        5,174        7,020       22,898      22,408      20,554
  Selling expenses...............................       12,996       13,126       58,347      55,160      44,503
  General and administrative expenses............        4,167        4,201       17,006      15,006      12,868
Restructuring charge.............................       --           --            4,392      --          --
                                                   ------------  -----------  ----------  ----------  ----------
                                                        22,337       24,347      102,643      92,574      77,925
                                                   ------------  -----------  ----------  ----------  ----------
Income (loss) from operations....................        1,407       (5,507)      (8,887)     (2,476)     13,405
Interest and other expenses......................        1,740        1,112        6,256       3,482       1,437
Litigation settlement............................       --              300        5,100      --          --
                                                   ------------  -----------  ----------  ----------  ----------
Income (loss) before income taxes................         (333)      (6,919)     (20,243)     (5,958)     11,968
Provision (benefit) for income taxes.............         (100)      (2,076)      (6,073)     (2,252)      5,594
                                                   ------------  -----------  ----------  ----------  ----------
Net income (loss)................................   $     (233)   $  (4,843)  $  (14,170) $   (3,706) $    6,374
                                                   ------------  -----------  ----------  ----------  ----------
                                                   ------------  -----------  ----------  ----------  ----------
Net income (loss) per common share...............   $    (0.03)   $   (0.63)  $    (1.87) $    (0.50) $     0.86

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..................................   $   (5,291)               $   (5,787) $   14,777  $   29,574
Total assets.....................................      160,877                   172,065     160,588     133,431
Stockholders' equity.............................       42,636                    42,734      55,271      56,977

    Although neither Parent nor the Purchaser has any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission:
7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661-2511; and copies may be obtained by mail at prescribed rates from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company also should be available for inspection at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    In the course of the discussions between representatives of Parent and the Company (see Section 10) certain projections of future operating performance were furnished to Parent's representatives. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Parent. None of Parent, the Purchaser or the Company assumes any responsibility for the accuracy of these projections. While presented with numerical specificity, these projections are based upon a variety of assumptions relating to the businesses of the Company which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. These assumptions, uncertainties and contingencies include, without limitation, the Company's assumed ability to continue to realize historical revenue growth of approximately 14% per year and operating margin improvements based on the assumption that the Company will continue to be successful in implementing initiatives to reduce procurement expenses and other operating expenses. There can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

    These projections indicated sales of $268.7 million, $305.9 million and $350.0 million for fiscal years 1997, 1998 and 1999, respectively, net income of $8.7 million, $16.0 million and $21.9 million for fiscal years 1997, 1998 and 1999, respectively and earnings per share of $1.13, $2.06 and $2.77 for fiscal years 1997, 1998 and 1999, respectively. These projections should be read together with the historical financial statements of the Company referred to herein.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

    Parent is a Delaware corporation whose principal executive offices are located at 360 North Crescent Drive, Beverly Hills, California, 90210-4867.

    Parent operates in two principal business segments, "Oilfield Services" and "Industrial Automation Systems". Oilfield Services' operations are conducted through a wholly owned subsidiary of Parent, ("WAII"), and WAII's divisions and subsidiaries. Oilfield Services operates in the high-technology information services sector of the industry. As a source of integrated reservoir description, Oilfield Services is involved worldwide in seismic surveys and well-logging for exploration, development and production of oil and gas. Oilfield Services also develops software products for analysis, integration and graphic presentation of reservoir characteristics.

    Parent's Industrial Automation Systems business segment is an international supplier of industrial automation technologies and products, including integrated manufacturing systems and automated data collection systems. Parent supplies machining, body and assembly and precision grinding systems for the automotive industry, and automated data collection systems for manufacturing and distribution applications. Overall, customers of Industrial Automation Systems are the global automotive and off-road vehicle industries, retail and wholesale distribution companies, manufacturing industries, airlines and government agencies.

    Parent's automated data collection business is conducted by Intermec Corporation ("Intermec") and Intermec's Subsidiaries. Automated data collection systems are used to gather and organize data, and then transmit selected information from various locations to a user's central computer or retrieval system. Such products are employed in a growing number of applications worldwide to improve productivity, efficiency and accuracy in data collection. Automated data collection systems are typically used to track personnel, parts or products and transactions through manufacturing, distribution and other processes. Technologies used for automated data collection include bar code printers, laser scanners and other imaging methods, as well as hand-held computers and wireless radio frequency ("RF") transmission devices. Bar coding is currently the most widely used technology for automated data collection, providing a cost-effective solution and a rapid return on investment for customers.

    The Purchaser's principal executive offices are located at 360 North Crescent Drive, Beverly Hills, California, 90210-4867. The Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I.

    Parent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Parent's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities and should also be available for inspection in the same manner as set forth with respect to the Company in
Section 8.

    Set forth below is certain consolidated financial information with respect to Parent and its consolidated subsidiaries for its fiscal years ended and as of December 31, 1995, and 1994 and for the nine-month periods ended as of September 30, 1996 and 1995. More comprehensive financial and other information is included in Parent's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and Parent's Quarterly Report on Form 10-Q for the quarter and nine-month period ended November 30, 1996 (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth above.

                               WESTERN ATLAS INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                      NINE MONTHS ENDED     FISCAL YEAR ENDED
                                                                         SEPTEMBER 30          DECEMBER 31
                                                                     --------------------  --------------------
                                                                       1996       1995       1995       1994
                                                                     ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Sales............................................................  $ 1,848.5  $ 1,641.3  $ 2,225.8  $ 2,165.7
  Costs and Expenses...............................................    1,700.1    1,519.2    2,058.0    2,032.4
  Earnings Before Taxes............................................      148.4      122.0      167.8      133.3
  Net Earnings.....................................................       89.0       72.6       99.8       77.7
  Net Earnings Per Shares..........................................  $    1.64  $    1.35  $    1.85  $    1.60

BALANCE SHEET DATA (AT END OF PERIOD):
  Working Capital..................................................  $   453.4             $   494.1  $   400.0
  Total Assets.....................................................    2,576.9               2,489.2    2,404.1
  Long-term Obligations............................................      489.3                 535.0      522.3
  Total Shareholders' Investment...................................    1,457.9               1,356.8    1,248.3

    Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (i) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor the Purchaser nor, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) since September 1, 1993, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since September 1, 1993, there have been no contacts, negotiations or transactions between Parent or the Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    Initial contacts between the Company and Parent concerning a possible business combination or other strategic relationship began in January 1996. In February 1996, the Company and Parent entered into a mutual confidentiality/standstill agreement (the "Confidentiality Agreement") (SEE
SECTION 11) and began exchanging certain non-public information concerning the Company. This process continued through May 1996.

    In June 1996, the Company and Parent agreed to defer further consideration of a possible transaction pending the resolution of certain stockholder litigation against the Company. An agreement providing for the settlement of such litigation was reached in August 1996 and confirmed by the court in December 1996.

    On January 6 and 7, 1997, representatives of the Company and Parent met to discuss a possible business combination and the Company's financial outlook. Additional discussions were held by telephone over the period between January 8 and January 16. Meetings among representatives of the Company and Parent and their advisors took place on January 19 through January 21 at which the significant terms of the Merger Agreement were negotiated. On January 21, 1997, the Merger Agreement was presented to, and approved by, the Board of Directors of the Company and the Executive Committee of the Board of Directors of Parent (acting with the authority of the full Board of Directors), and the Merger Agreement was executed by the parties.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; OTHER AGREEMENTS.

    PURPOSE. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company.

    THE MERGER AGREEMENT. The following summary description of the Merger Agreement is qualified in its entirety by reference to such agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed with the Commission by Parent and the Purchaser (the "Schedule 14D-1"), which may be examined and copies obtained as set forth in Section 8 above (except that it will not be available at the regional offices of the Commission).

    The Merger Agreement provides that in accordance with the provisions thereof and the General Corporation Law of the State of Delaware (the "DGCL"), at the date and time when the Merger shall become effective pursuant to Section 2.02 of the Merger Agreement (the "Effective Time"), the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate existence of the Purchaser shall cease.

    Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any subsidiary of Parent or the Purchaser or in the treasury of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares) will be converted into the right to receive $33.50 net to its holder in cash or any higher price per Share paid in the Offer, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

    For a description of certain appraisal rights available to stockholders under the DGCL in connection with the Merger, see "--Appraisal Rights" below in this Section 11.

    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser issued and outstanding immediately prior to the

Effective Time will be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

    Under the Merger Agreement, the Company and Parent have agreed to take all actions necessary to provide that immediately prior to consummation of the Offer
(i) each outstanding option to purchase Shares (the "Options") granted under any of the Company's 1989 Stock Option Plan, the Company's Long-Term Performance Program or the Company's 1994 Stock Option Plan for Non-Employee Directors (collectively, the "Option Plans") will, by virtue of the Merger and without any further action on the part of the Company or the holder of such Option, be assumed by Parent in a manner which complies with certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"). At the Effective Time, all references in the Option Plans to the Company will be deemed to refer to Parent, and Parent will issue to each holder of an Option a document evidencing the assumption of such option by Parent. Each Option assumed by Parent will be exercisable upon the same terms and conditions including, without limitation, vesting, as under the applicable Option Plan and the applicable option agreement issued thereunder, except that (a) each such Option will be exercisable for the number of shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") (rounded to the nearest whole share) obtained by multiplying the number of Shares subject to such Option immediately prior to the Effective Time by $33.50 and dividing the result by the average of the closing prices for the Parent Common Stock reported on the New York Stock Exchange Consolidated Tape for the 10 consecutive trading days immediately prior to the Effective Time; and
(b) the option price per share of Parent Common Stock shall be an amount equal to the aggregate exercise price of such Option prior to adjustment divided by the number of shares of Parent Common Stock subject to such Option after adjustment (the option price per share, as so determined, being rounded upward to the nearest full cent). The date of grant of each Parent Option will be the date on which the corresponding Option was granted. No payment will be made for fractional interests.

    Except as provided in the Merger Agreement or as otherwise agreed to by the parties and to the extent permitted by the Option Plans (i) the Option Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries will be deleted as of the Effective Time and
(ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in any Option Plan or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

    The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Purchaser will be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law, except that the name of the Surviving Corporation will be "Norand Corporation."

    Under the Merger Agreement the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

    AGREEMENTS OF THE COMPANY, PARENT AND THE PURCHASER. The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the purchase of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and adopting Merger Agreement and such other matters as may be necessary to consummate the transactions contemplated by the Merger Agreement.

    Under the Merger Agreement, in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, at the request of Parent or the Purchaser, Parent, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company in accordance with
Section 253 of the DGCL.

    In the Merger Agreement, the Company has covenanted and agreed that, except as contemplated by the Merger Agreement or as expressly agreed to in writing by Parent, during the period from the date of the Merger Agreement to the Control Date (as defined in "--Directors" below in this Section 11), each of the Company and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its key employees and to maintain satisfactory relationships with material suppliers, distributors, customers and others having business relationships with it and will take no action not required by law that would materially adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement or be inconsistent with such transactions.

    In the Merger Agreement, the Company has covenanted and agreed that prior to the Effective Time it will keep Parent advised of the status of all discussions and negotiations concerning possible acquisitions and divestitures by it or any of its subsidiaries of any corporations or businesses, and has further agreed that without the prior written consent of Parent it will not make, or agree to make, any such acquisition or divestiture.

    Under the Merger Agreement, the Company has agreed that prior to the Effective Time it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing nonpublic information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate or explore with any person (other than Parent, the Purchaser or their respective directors, officers, employees, agents and representatives) any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that the Company may in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party furnish information to such third party, and negotiate, explore or otherwise communicate with such third party, in each case only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisors and outside legal counsel, and after the receipt of the advice of outside legal counsel to the Company that failing to take such actions would constitute a breach of the fiduciary duty of the Board, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company. The Company has agreed to advise Parent as promptly as practicable in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions described in this paragraph.

    Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, and subject to any limitations imposed by applicable law or the terms of any of the Company's or its subsidiaries' classified contracts, the Company has agreed to give Parent and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) access during normal business hours to all facilities, personnel and operations and to all books and records of the Company and its subsidiaries, and to permit Parent to make such inspections as it may reasonably require and to cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request.

Pursuant to the Merger Agreement, Parent has agreed that any information furnished to Parent, its subsidiaries or its authorized representatives will be subject to the provisions of the Confidentiality Agreement. See--"The Confidentiality Agreement" below in this Section 11.

    The Merger Agreement provides that, subject to the terms and conditions therein provided and applicable law, each of the Company, Parent and the Purchaser will use its reasonable best efforts promptly to consummate the transactions contemplated by the Merger Agreement, including, without limitation using such reasonable best efforts to (i) obtain all necessary consents, approvals or waivers under its material contracts and (ii) lift any legal bar to the Merger; provided, however, that the foregoing will not require Parent, the Purchaser or any other affiliate of Parent to agree to any action or restriction which, if imposed by a governmental entity, would constitute a condition described in paragraph (A) of Section 14.

    Under the Merger Agreement, before issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Offer or the Merger, Parent, the Purchaser and the Company will consult with each other as to its form and substance and will not issue any such press release or make any such public statement prior to such consultation, except in either case as may be required by law.

    Under the Merger Agreement, each of the Company and Parent have agreed to give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the acceptance for payment of Shares pursuant to the Offer, (B) any condition set forth in Section 14 to be unsatisfied in any material respect at any time from the date of the Merger Agreement to the date the Purchaser purchases Shares pursuant to the Offer or (C) any conditions set forth in "--Conditions to the Merger" below to be unsatisfied in any material respect at any time from the date of the Merger Agreement to the Effective Time, and (ii) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any notice pursuant to this paragraph will not limit or otherwise affect the remedies available under the Merger Agreement to the party receiving such notice.

    Under the Merger Agreement, from and after the Effective Time, Parent will indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of or related to actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, including without limitation the transactions contemplated by the Merger Agreement, to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By-Laws and agreements in effect at the date of the Merger Agreement (to the extent consistent with applicable law).

    Pursuant to the Merger Agreement, for a period of five years after the Effective Time, Parent has agreed to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance.

    Parent has agreed pursuant to the Merger Agreement that following consummation of the Offer, it will cause the Company to honor in accordance with their terms certain existing employment contracts and employee benefits in effect on the date of the Merger Agreement. In addition, Purchaser has agreed in the Merger Agreement to provide or cause the Company to provide to individuals who are employed by the

Company or any of its subsidiaries until the first anniversary of the Effective Time employee benefits that are in the aggregate no less favorable than those provided to them as of the date of the Merger Agreement, other than the Company's Employee Stock Purchase Plan. Parent will make its employee stock purchase plan available to employees of the Company as promptly as practicable following the Effective Time.

    Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, it will use its reasonable best efforts to cause the Consulting Agreement between the Company and Donald W. Rowley, dated February 12, 1996, as amended, and the Consulting Agreement between the Company and Jay Alix dated January 16, 1996, as amended, to be amended to provide that in lieu of the warrants to purchase Shares granted pursuant to such agreements, Mr. Rowley and Mr. Alix each be entitled to receive from the Company an immediate cash payment from the Company equal to the Merger Price multiplied by the number of Shares for which their respective warrants are exercisable, minus the aggregate exercise price of such warrants.

    Under the Merger Agreement, Parent has agreed to use its reasonable best efforts to assist the Company in obtaining from The Bank of New York Financial Corporation ("BONYFC") a written commitment to the Company extending through at least May 31, 1997 to lend up to $75 million to the Company on commercially reasonable terms that are no less favorable to the Company than the terms of the latest written proposal made by BONYFC to the Company as of the date hereof; provided, however, that such agreement will not obligate Parent to incur any fees or expenses payable to BONYFC or to guarantee, directly or indirectly, any obligations or indebtedness of the Company.

    If, notwithstanding the foregoing, BONYFC does not extend such written commitment to the Company on or before March 15, 1997, then, at the Company's option, Parent will purchase from the Company, and the Company will sell to Parent, shares of a newly created Series A Convertible Preferred Stock of the Company ("Series A Convertible Preferred Stock") for an aggregate purchase price of $25,000,000 payable to the Company by wire transfer in immediately available funds with the closing of such purchase and sale to take place no later than March 31, 1997. If this provision becomes effective and the Series A Convertible Preferred Stock is issued, it will have substantially the following terms. The Series A Convertible Preferred Stock will have a liquidation preference of $25,000,000 and will be convertible after the first anniversary of the issue date, at the option of the holder into common stock of the Company at the rate of one share of common stock for each $23.00 of liquidation preference, subject to antidilution provisions substantially identical to those in the Company's Series A and Series B Warrants. The dividend will be 6 1/2% per annum of the liquidation preference and will be payable at the option of the Company in shares of Series A Convertible Preferred Stock or cash. The Company will be required to redeem the Series A Convertible Preferred Stock at the request of the holder upon the earlier to occur of (i) consummation of a transaction resulting in a change in control of the Company and (ii) the tenth anniversary of the date of issuance. The Company may redeem the Series A Convertible Preferred Stock at the option of the Company (i) during the first year after the date of issuance at 110% of the liquidation preference and (ii) after the first year from the date of issuance at 100% of liquidation preference as long as the Company's common stock has traded in excess of $25.30 for any 10 consecutive trading days. If the Company defaults on its mandatory redemption obligation, the dividend rate will increase by 25 basis points, and will thereafter increase by an additional 25 basis points for each 91-day period the default continues, up to a maximum dividend rate of 10 1/2%. During continuance of the default, the holder will be entitled to appoint one member of the Company's Board of Directors.

    DIRECTORS. In the Merger Agreement, the Company has agreed that, subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares purchased pursuant to the Offer representing not less than a majority of the outstanding Shares on a fully diluted basis, and from time to time thereafter, the Company will, upon request of Parent, promptly take all actions necessary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the resignations of those incumbent directors designated by the Company or increasing the size of the

Company's Board of Directors and causing Parent's designees to be elected. The Company's obligations to appoint Parent's designees to the Board are subject to
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. Following the election or appointment of Parent's designees as described in this paragraph and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company or the Company's Board of Directors, any extension by the Company or the Company's Board of Directors, of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement or any other action by the Company concerning the Merger Agreement or any of the transactions contemplated thereby, will require the concurrence of a majority of the directors of the Company then in office who were not designated by Parent.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties by the Company, including representations and warranties concerning: the organization and qualification of the Company and its subsidiaries; the capitalization of the Company; the authority of the Company relative to the execution and delivery of, and consummation of the transactions contemplated by, the Merger Agreement and approval by the Board of Directors of the Company regarding certain related matters; the absence of any violations of the corporate documents and certain instruments of the Company or its subsidiaries or of any statute, rule, regulation, order or decree, subject to certain exceptions; the accuracy of reports and documents filed by the Company with the Commission since January 1, 1994 and certain financial statements of the Company; the absence since November 30, 1996 (except as amended or supplemented in filings prior to the date of the Merger Agreement with the Commission) to the date of the Merger Agreement of any event or occurrence (including the incurrence or existence of any liability) which, individually or in the aggregate, would have a Company Material Adverse Effect (as defined in the Merger Agreement); the absence of litigation which could have a Company Material Adverse Effect; compliance by the Company with applicable laws, regulations, and similar matters; payment by the Company of taxes; compliance with certain laws relating to employee benefit plans; the possession of right, title and interest by the Company and its subsidiaries in certain intellectual property; the absence of ongoing infringement by the Company of intellectual property rights belonging to a third-party, indemnification by the Company for any such infringement or claims or demands against the Company for any such infringement; the absence of pending or threatened challenges, or grounds for a challenge, to the rights of the Company to use certain trade secrets or proprietary or confidential information; the absence of any material defect in the programming and operation of the Company's software; the absence of material rights of third parties to use the Company's software; the taking by the Board of Directors of the Company of all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by the Merger Agreement; and incurrence of broker's and similar fees.

    The Merger Agreement also contains certain representations and warranties by Parent and the Purchaser, including that Parent or the Purchaser has and will have at the time of acceptance for payment and purchase of Shares under the Offer and at the Effective Time the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment of each of the following conditions: (i) the Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof; (ii) the vote of the stockholders of the Company necessary to consummate the transactions contemplated by the Merger Agreement shall have been obtained, if required by applicable law; and (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic, foreign or supranational, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual written consent of the Boards of Directors of Parent and the Company; (ii) by either Parent or the Company if, without any material breach of the terminating party of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before September 30, 1997 (which date may be extended by mutual written consent of the parties to the Merger Agreement); (iii) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; or (iv) by either Parent or the Company if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts, subject to certain limitations, to remove or lift such order, decree or ruling.

    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned by action of the Board of Directors of Parent at any time prior to the purchase of Shares pursuant to the Offer if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation or approval in respect of the Merger Agreement or the Offer in a manner adverse to Parent, (ii) the Board of Directors of the Company shall have recommended any proposal other than by Parent or the Purchaser in respect of an Acquisition Transaction, or
(iii) a proposal for an Acquisition Transaction other than by Parent or the Purchaser shall be publicly disclosed and at the scheduled expiration of the Offer the Minimum Condition shall not have been satisfied.

    Upon termination of the Merger Agreement, Parent has agreed to return to the Company all copies of non-public information supplied to Parent by the Company in Parent's possession at the time of such termination.

    The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company at any time prior to the Effective Time (i) if there shall be a material breach of any of Parent's or the Purchaser's representations, warranties or covenants under the Merger Agreement, which breach shall not be cured within ten days of notice thereof, or (ii) to allow the Company to enter into an agreement in respect of an Acquisition Transaction which the Board of Directors of the Company has determined is more favorable to the Company and its stockholders than the transactions contemplated by the Merger Agreement (provided that such termination shall not be effective unless and until the Company shall have paid to Parent the fee described in the second paragraph under "--Fees and Expenses" below).

    FEES AND EXPENSES. Except to the extent Parent becomes entitled to an expense reimbursement fee as described in the following paragraph, Parent and the Company will bear their respective expenses incurred in connection with the Merger Agreement, the Offer and the Merger, including, without limitation, the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

    If (i) Parent shall have terminated the Merger Agreement as described in the second paragraph of "--Termination" above or (ii) the Company shall have terminated the Merger Agreement as described in clause (ii) of the fourth paragraph of "--Termination" above, then the Company shall promptly, but in no event later than two business days after the date of such termination or event, pay Parent a termination fee of $9,000,000. If Parent shall have terminated this Agreement pursuant to clause (iii) of the second paragraph of "--Termination" above and, within one year after such termination, the Company shall have entered into a definitive agreement providing for an Acquisition Transaction, the Company shall promptly, but in no event later than two days after the date of such definitive agreement, pay Parent a termination fee of $9,000,000. Any termination fee payable as described in this paragraph shall be paid by the issuance to Parent of shares of a newly issued series of preferred stock of the Company (the "Series B Convertible Preferred Stock") having substantially the following terms. The Series B Convertible Preferred Stock will have a liquidation preference of $9,000,000 and will be convertible after the expiration of six months from the issue date, at the option of the holder into common stock of the Company at the rate of one share of common stock for each $23.00 of liquidation preference, subject to antidilution provisions substantially identical to those in the Company's Series A and Series B Warrants. The dividend will be 6% per annum of the liquidation preference and will be payable at the option of the Company in shares of Series B Convertible Preferred Stock or cash. The Company will be required to redeem the Series B Convertible Preferred Stock at the request of the holder upon the earlier to occur of (i) consummation of a transaction resulting in a change in control of the Company and (ii) the third anniversary of the date of issuance. The Company may redeem the Series A Convertible Preferred Stock at the option of the Company (i) during the first year after the date of issuance at 110% of the liquidation preference and (ii) after the first year from the date of issuance at 100% of liquidation preference as long as the Company's common stock has traded in excess of $25.30 for any 10 consecutive trading days. If the Company defaults on its mandatory redemption obligation, the dividend rate will increase by 25 basis points, and will thereafter increase by an additional 25 basis points for each 91-day period the default continues, up to a maximum dividend rate of 10%. During continuance of the default, the holder will be entitled to appoint one member of the Company's Board of Directors.

    AMENDMENT. At any time prior to the Effective Time, subject to applicable law and the provisions of the Merger Agreement, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, the Purchaser and the Company with respect to any of the terms contained therein; provided, however, that after any approval and adoption of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which reduces the amount of per-share consideration paid in the Merger or the form of consideration therefor or which in any way materially adversely affects the rights of such stockholders without the further approval of such stockholders. Following the election or appointment of Parent's designees as Directors of the Company as described above and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or any other action by the Company concerning the Merger Agreement or any of the transactions contemplated thereby, will require the concurrence of a majority of the directors of the Company then in office who were not designated by Parent.

    WAIVERS. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party. Following the election or appointment of Parent's designees as Directors of the Company as described above and prior to the Effective Time, any waiver of any of the Company's rights under the Merger Agreement will require the concurrence of a majority of the directors of the Company then in office who were not designated by Parent.

    EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. If for any reason the Merger is not consummated, Parent and the Purchaser will evaluate their alternatives. Such alternatives could include purchasing additional Shares in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, the Purchaser may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Parent and the Purchaser, which may vary from the price to be paid for Shares in the Offer.

    STATUTORY REQUIREMENTS. In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to the Company Certificate of Incorporation, the Shares are the only securities of the Company which entitle the holders thereof to voting rights.

    The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

    In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

    THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS.

    THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    PLANS FOR THE COMPANY. If Parent acquires control of the Company, it is its present intent to operate the Company as a subsidiary under the Company's current name and with essentially the same personnel, in the Company's existing facilities in Cedar Rapids, Iowa. However, Parent will conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. Parent's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company or its subsidiaries, actions by the Company or its subsidiaries and other factors.

    Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

    OTHER AGREEMENTS. The following summary description of the Original Equipment Manufacturer Agreement (the "OEM Agreement") is qualified in its entirety by reference to such agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1. The OEM Agreement gives Parent and its subsidiaries the non-exclusive right to sell and license pen-based data collection terminals and computers, charge coupled device products, and radio products of the Company and the accessories, software and spare parts for such products, for use in healthcare, manufacturing, warehouse and distribution applications worldwide in such geographic locations where such products are certified. The OEM Agreement is in effect as of January 21, 1997 and will expire on January 21, 1999; provided, however, that the term of the OEM Agreement will automatically be extended for successive one-year periods ending on the anniversary of January 21, 1999, unless either party has, on or before 60 days prior to the next scheduled renewal date, given notice to the other of its intention not to renew the term of the OEM Agreement.

    The OEM Agreement provides that the Company will sell the specified products to Parent at a price based on the volume of purchases by Parent during the twelve-month period ending on the preceding January 19, such price being no less favorable than the lowest price then being charged by the Company for sales of such products to other purchasers with sales volumes similar to Parent's volume purchases during such twelve-month period. For the period beginning January 21, 1997 and continuing through January 19, 1998, the Company will sell products to Parent at a price based on the sales forecast covering the twelve-month period beginning on April 1, 1997, such price being no less favorable than the lowest price then being charged by the Company for sales of such products to other purchasers based on sales volumes similar to such forecast.

    In February 1996, the Company and Parent (together with Intermec) entered into the Confidentiality Agreement relating to (1) the mutual exchange of confidential information concerning the business and affairs of each party and
(2) the agreement of each party to refrain from certain actions affecting control of the other party. Pursuant to the Confidentiality Agreement, the Company and Parent exchanged certain financial, technical, commercial and other information concerning their respective businesses and affairs and agreed, among other things, to use the confidential materials solely for the purpose of evaluating a possible business combination or strategic relationship between the Company and Parent. The Confidentiality Agreement prohibits disclosure of the following, without prior written consent of the other party, (a) the contents of the confidential materials, (b) the existence of the Confidentiality Agreement, and (c) the existence of and status of negotiations over a possible business combination or strategic relationship.

    Pursuant to the Confidentiality Agreement, the Company and Parent also agreed, for a period of three years following the date of the Confidentiality Agreement, not to directly or indirectly, without prior written consent of the other party, (i) acquire, or offer, propose or agree to acquire, any shares of the other party's common stock, or securities convertible or exchangeable into, or the rights to acquire, such stock, (ii) solicit proxies or consents with respect to such stock, become a participant in any election contest relating to the election of directors of the other party or initiate, propose or otherwise solicit holders of such stock with respect to any such proposal, (iii) form, join or participate in a group within the meaning of Section 13(d)(3) of the Exchange Act with respect to such stock, (iv) arrange or participate in any arranging of financing for the purchase of such stock, (v) propose, disclose any intent to propose or contact any officers, employees, directors, stockholders or agents of the other party or any other person or entity with respect to any acquisition, business combination, recapitalization or similar transaction with respect to the other party or any material amount to its assets, or request any waiver, amendment or termination of certain provisions of the Confidentiality Agreement or (vi) attempt in any way to control the other party. The Confidentiality Agreement also prohibits any direct or indirect solicitation, negotiation or hiring of employees of one party by the other party for a period of three years following the date of the Confidentiality Agreement, except through or in response to general advertisement.

    Pursuant to the Merger Agreement, Parent was released from the restrictions described in the preceding paragraph.

12. SOURCE AND AMOUNT OF FUNDS.

    The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $265 million. The funds necessary to purchase Shares pursuant to the Offer will be provided to the Purchaser by Parent as a capital contribution or loan or combination thereof.

    Parent presently intends to obtain the required funds from its general corporate funds or those of its affiliates, including available cash, short-term investments and marketable securities, and, to the extent necessary, through borrowing under the Credit Agreement dated as of December 22, 1994, as amended (the "Credit Agreement"), with the banks identified below, which have committed to lend to Parent an aggregate of $400 million (the "Commitment Amount"), none of which is presently borrowed.

    The banks that are party to the Credit Agreement (the "Banks") are Morgan Guaranty Trust Company of New York, Bank of America National Trust and Savings Association, The Bank of New York, The Chase Manhattan Bank, N.A., CIBC Inc., Nationsbank of Texas, N.A., Union Bank of Switzerland, Wells Fargo Bank, N.A., Credit Suisse, Dresdner Bank AG, Mellon Bank, N.A., The First National Bank of Chicago, Toronto Dominion (Texas), Inc., Bank of Hawaii, and The Northern Trust Company. The Credit Agreement provides that Parent may borrow any or all of the Commitment Amount on a revolving basis during the period prior to December 22, 2000.

    Borrowings under the Credit Agreement presently bear interest at one of the following rates of interest as specified by Parent: (1) the prime rate of Morgan Guaranty Trust Company of New York, or, if higher, the Federal Funds rate plus 1/2 of 1%; (2) .16% over the average London Interbank Offered Rate of certain designated reference banks for the relevant interest period; or (3) .285% over the prevailing average rates bid by recognized dealers for the purchase of certificates of deposit of high quality with a maturity comparable to the relevant interest period, adjusted to take into account applicable bank reserve requirements and the assessment rate for members of the Bank Insurance Fund. In the case of borrowings bearing interest at either of the second and third alternatives described above, Parent may select an interest period of one, two, three or six months (30, 60, 90 or 180 days in the case of the third alternative). Parent is also required to pay the Banks a facility fee of .09% per annum. The margins over the London Interbank Offered Rate and the adjusted certificate of deposit rate, as well as the facility fee referred to above, are those in effect on the date of this Offer to Purchase. In the event of a change in the ratings of

Parent's senior unsecured long-term debt by national rating agencies, such margins and fee are subject to adjustment upward (in the case of lowered ratings) or downward (in the case of improved ratings).

    There are no compensating balance requirements under the Credit Agreement. The Credit Agreement contains representations, warranties, covenants, conditions, and events of default which are customary in agreements of that kind. Parent believes that, following payment for Shares purchased in the Offer and related fees and expenses, Parent will continue to be in compliance with the terms of the Credit Agreement.

    Parent intends to repay any borrowings incurred for the purchase of Shares and payment of related fees and expenses from internally generated funds of Parent and its subsidiaries (possibly including the Company) and future borrowings or financings, which may include the proceeds of short-term or long-term borrowings or the public sale of debt.

    The text of the Credit Agreement and all amendments thereto through the date of this Offer to Purchase have been included as an exhibit to the Schedule 14D-1 with respect to the Offer filed by the Purchaser and Parent with the Commission, and are available for inspection and copying at the offices of the Commission as set forth in Section 8 of this Offer to Purchase.

13. DIVIDENDS AND DISTRIBUTIONS.

    If on or after the date of the Merger Agreement the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

    If on or after the date of the Merger Agreement the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to the Purchaser's rights under Section 14, any such dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders shall (A) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of any tendered Shares and, except as set forth in the Merger Agreement, amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after execution of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (A) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (I) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (II) prohibits or restricts the ownership or operation by Parent or the Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent or the Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole,
    (III) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (IV) imposes any material limitations on the ability of Parent or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries, or (V) which otherwise would materially adversely affect the Company and its subsidiaries taken as a whole; or

        (B) there shall be pending any litigation or other proceeding brought by any governmental entity or agency that seeks to impose any of the effects referred to in paragraph (A) above or seeks material damages from the Company or Parent in connection with the Offer or the Merger; or

        (C) the Merger Agreement shall have been terminated by the Company, Parent or the Purchaser in accordance with its terms; or

        (D) (I) the representations and warranties made by the Company in the Merger Agreement that are qualified as to materiality shall not have been true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in all material respects, when made or shall have ceased to be true and correct in all material respects as of the Expiration Date as if made as of such date, or (II) as of the Expiration Date the Company shall not in all material respects have performed its material obligations and agreements and complied with its material covenants to be performed and complied with by it under the Merger Agreement; or

        (E) there shall have occurred (I) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (II) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (III) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States, (IV) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard &

    Poor's 500 Index, or (V) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (F) Parent, the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Parent and the Purchaser and subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    The Purchaser acknowledges that the Commission believes that (i) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (ii) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other information regarding the Company, neither Parent nor the Purchaser is aware of any governmental licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "--State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14 for a description thereof.

    STATE TAKEOVER LAWS. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in EDGAR V. MITE CORP., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. SEE SECTION 14.

    ANTITRUST. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger is subject to such requirements.

    Under the provisions of the HSR Act applicable to the Offer and the Merger, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material with respect to the Offer with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. The Purchaser expects to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares pursuant to the Offer and the Merger under the HSR Act on or about January 28, 1997, and, in such event, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on February 12, 1997, unless earlier terminated by the FTC or the Antitrust Division or the Purchaser receives a request for additional information or documentary material prior thereto. If within such 15-calendar-day waiting period either the FTC or the Antitrust Division were to request additional information or documentary material from the Purchaser, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of substantial compliance with such request by the Purchaser. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company (as opposed to a request made to the Purchaser) from the FTC or the Antitrust Division or the failure of the Company to be in substantial compliance with a request for additional information or documentary material will extend the waiting period with respect to the purchase of Shares pursuant to the Offer and the Merger.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer and the Merger, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of Parent, the Purchaser, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. SEE SECTION 14.

    Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. SEE SECTION 14.

    FOREIGN APPROVALS. According to publicly available information, the Company owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

    Under German laws and regulations relating to the control of concentrations, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO"), and certain waiting period requirements have been satisfied. The purchase of Shares by the Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Parent expects to file such information as soon as practicable and such waiting period will expire one month from the date of filing or may be extended by the FCO for a total of four months from the date of the filing. Parent will request early termination of the waiting period, although there can be no assurance of the outcome of such request. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable law or regulation in Germany relating to the regulation of monopolies and competition. However, there can be no assurance that a challenge to the Offer on such grounds will not be made, or if such a challenge is made, of the result thereof.

16. CERTAIN FEES AND EXPENSES.

    The Bank of New York has been retained by the Purchaser as the Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Georgeson & Company Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

    Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

    The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

    Parent and the Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in
Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          WAI ACQUISITION CORP.

January 24, 1997

                                   SCHEDULE I
                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. The business address of each such person is 360 North Crescent Drive, Beverly Hills, California 90210-4867 and each such person is a citizen of the United States of America.

(A) DIRECTORS OF PARENT

                                                                    PRINCIPAL OCCUPATION AND
NAME                                                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------

Paul Bancroft, III...........................  Director since 1994. Independent venture capitalist and con-
                                               sultant since 1988.

Alton J. Brann...............................  Director since 1994. Chairman of the Board and Chief Executive
                                               Officer since 1994. Chairman of the Board of Litton Industries,
                                               Inc. from 1994 to 1995, Chief Executive Officer of Litton from
                                               1992 to 1994, and President of Litton from 1990 to 1994.

Joseph T. Casey..............................  Director since 1994. Vice Chairman and Chief Financial Officer from 1994 to 1996. Prior thereto, Vice Chairman and Chief
                                               Financial Officer of Litton Industries, Inc. from 1988 to 1994.
                                               Principal business: Independent consultant.

William C. Edwards...........................  Director since 1994. Partner of Bryan & Edwards since 1986 and general partner of Ritter Partners and Banner Partners since 1962.
                                               Principal Business: Venture capital investor.

Claire W. Gargalli...........................  Director since 1994. Vice Chairman of Diversified Search and
                                               Diversified Health Search (an executive recruiting firm) since
                                               1990.

Orion L. Hoch................................  Director since 1994. Chairman Emeritus of Litton Industries, Inc.
                                               Chairman of the Board of Litton from 1988 to 1994 and Chief
                                               Executive Officer of Litton from 1988 to 1992. Principal business:
                                               Independent consultant.

Steven B. Sample.............................  Director since 1994. President of the University of Southern
                                               California since 1991.

(B) EXECUTIVE OFFICERS OF PARENT

                                                                    PRINCIPAL OCCUPATION AND
NAME                                                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
Alton J. Brann...............................  Chairman of the Board and Chief Executive Officer since 1994. (For further information see paragraph (A) above.)

Orval F. Brannan.............................  Senior Vice President since 1994 and President of E & P Services*
                                               since 1995. Prior to assuming his present position, Mr. Brannan served as President of the Western Geophysical* from 1991 to 1995.

                                                                    PRINCIPAL OCCUPATION AND
NAME                                                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------
Charles A. Cusumano..........................  Vice President, Finance since 1996. Prior to assuming his present position, Mr. Cusumano served as Vice President and Controller from 1994 to 1996 and as Vice President, Finance for Litton
                                               Industries, Inc.'s Industrial Automation Systems Group from 1988 to 1994.

Michael E. Keane.............................  Senior Vice President and Chief Financial Officer since 1996.
                                               Prior to assuming his present position, Mr. Keane served as Vice
                                               President and Treasurer from 1994 to 1996 and as Director of
                                               Pensions and Insurance of Litton Industries, Inc. from 1991 to
                                               1994.

Michael Ohanian..............................  Vice President since 1996 and President of Intermec Corporation (a wholly owned subsidiary of Parent) since 1995. Prior to assuming his present position, Mr. Ohanian served as an independent consultant in 1994 and as Vice President, Strategic and Government
                                               Programs for Intermec Corporation from 1987 to 1994.

Norman L. Roberts............................  Senior Vice President and General Counsel since 1994. Prior to assuming his present position, Mr. Roberts served as Senior Vice
                                               President and General Counsel of Litton Industries, Inc. from 1990 to 1994.

John R. Russell..............................  Executive Vice President and Chief Operating Officer, Oilfield
                                               Services since 1994 and President of Western Atlas International,
                                               Inc. (a wholly owned subsidiary of Parent) since 1991. Prior to assuming his present position, Mr. Russell served as Senior Vice
                                               President of Litton Industries, Inc. and as Group Executive of
                                               Litton's Resource Exploration Services Group from 1991 to 1994.

Damir S. Skerl...............................  Senior Vice President since 1994 and President of Western Atlas
                                               Logging Services* since 1992.

Richard C. White.............................  Senior Vice President since 1996 and President of Western
                                               Geophysical* since 1995. Prior assuming his present position, Mr.
                                               White served as Vice President from 1995 to 1996, as Chief
                                               Operating Officer for the global activities of Western Geophysical from 1994 to 1995, as Senior Vice President of its North and South
                                               American Operations from 1993 to 1994, and as Vice President of its North American Operations in 1992.

Clayton A. Williams..........................  Senior Vice President since 1996 and Group Executive of the
                                               Manufacturing Systems Group since 1995. Prior to assuming his present position, Mr. Williams was a Vice President from 1995 to
                                               1996 and, prior thereto, a Vice President of Litton Industries,
                                               Inc. from 1992 to 1995 and President of its Applied Technology division from 1990 to 1995.

------------------------
* A division of Western Atlas International, Inc., a wholly owned subsidiary of Parent.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Parent. The business address of each such person is 360 North Crescent Drive, Beverly Hills, California 90210-4867 and each such person is a citizen of the United States of America.

(A) DIRECTORS OF THE PURCHASER

                                                                    PRINCIPAL OCCUPATION AND
NAME                                                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------

Michael E. Keane.............................  Director of the Purchaser. (For further information see "Executive
                                               Officers of Parent" above.)

Norman L. Roberts............................  Director of the Purchaser. (For further information see "Executive
                                               Officers of Parent" above.)

Virginia S. Young............................  Director of the Purchaser. Vice President and Secretary since
                                               1994. Prior thereto, Vice President and Secretary of Litton
                                               Industries, Inc. from 1992 to 1994.

(B) EXECUTIVE OFFICERS OF THE PURCHASER

                                                                    PRINCIPAL OCCUPATION AND
NAME                                                              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ------------------------------------------------------------------

Michael E. Keane.............................  President of the Purchaser. (For further information see
                                               "Executive Officers of Parent" above.)

Charles A. Cusumano..........................  Vice President of the Purchaser. (For further information see
                                               "Executive Officers of Parent" above.)

Norman L. Roberts............................  Vice President of the Purchaser. (For further information see
                                               "Executive Officers of Parent" above.)

Virginia S. Young............................  Vice President and Secretary of the Purchaser. (For further information see "Directors of the Purchaser" above.)

Lori J. Segale...............................  Treasurer of the Purchaser. Treasurer since October 1996. Prior to assuming her present position, Ms. Segale was Assistant Treasurer from March to October 1996 and, prior thereto, Assistant Treasurer of The Hillhaven Corporation from 1991 to 1996.

    Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                              THE BANK OF NEW YORK

           BY MAIL:                  BY FACSIMILE            BY HAND OR OVERNIGHT
 Tender & Exchange Department        TRANSMISSION:                 COURIER:
        P.O. Box 11248               (for Eligible       Tender & Exchange Department
    Church Street Station         Institutions Only)          101 Barclay Street
New York, New York 10286-1248       (212) 815-6213         Receive & Deliver Window
                                                           New York, New York 10286
                             FOR INFORMATION TELEPHONE:
                                   (800) 507-9357

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                   GEORGESON

                               Wall Street Plaza
                            New York, New York 10005

                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064